EXHIBIT 10(a)25

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

THE SOUTHERN COMPANY

Effective as of March 1, 2006, the following are the annual base salaries of the Chief Executive Officer and the four other most highly compensated executive officers of The Southern Company (the “Company”) who were serving as executive officers at December 31, 2005.

David M. Ratcliffe President and Chief Executive Officer	$1,039,300
Charles D. McCrary Executive Vice President of the Company, President and Chief Executive Officer of Alabama Power Company	$615,000
Michael D. Garrett Executive Vice President of the Company, President and Chief Executive Officer of Georgia Power Company	$586,000
Thomas M. Fanning Executive Vice President, Chief Financial Officer and Treasurer	$592,000
G. Edison Holland Executive Vice President and General Counsel	$526,000